Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

A$550,000,000

FLOATING RATE SENIOR NOTES, DUE AUGUST 2021

FINAL TERM SHEET

Dated July 26, 2016

Issuer:	Bank of America Corporation
Ratings of this Series*:	Baa1 (Moody’s)/BBB+ (S&P)/A (Fitch)
Program:	Bank of America Corporation Medium-Term Notes, Series L Program (Prospectus dated May 1, 2015 and Prospectus Supplement dated January 20, 2016)
Aggregate Principal Amount Initially Being Issued:	A$550,000,000
Issue Price:	100.000%
Trade Date:	July 26, 2016
Settlement Date:	August 5, 2016 (T+7)
Maturity Date:	August 5, 2021
Ranking:	Senior unsecured
Minimum Denominations:	A$10,000 and multiples of A$10,000 in excess of A$10,000 (subject to a minimum consideration in Australia of A$500,000)
Interest Payment Dates and Interest Reset Dates:	February 5, May 5, August 5 and November 5 in each year, beginning November 5, 2016, subject to modified following business day convention (adjusted)
Business Day Convention:	Modified Following
Day Count Fraction:	Actual/365 (Fixed)
Interest Periods:	Quarterly
Interest Determination Dates:	First day of the related Interest Period
Base Rate:	Three-month BBSW
Index Maturity:	90 days
Spread:	+155 bps pa
Listing:	None
ISIN:	XS1461849363
Common Code:	146184936
Calculation Agent:	The Bank of New York Mellon, London Branch
Business Days:	New York, London, and Sydney
Record Date:	Close of business 7 days prior to the relevant Interest Payment Date
Additional Amounts:	The Issuer will pay additional amounts on the Notes as provided in the Preliminary Pricing Supplement
Tax Redemption:	The Issuer may redeem the Notes, in whole but not in part, in the event of certain changes in the tax laws of the United States (or any taxing authority of the United States) that would require the Issuer to pay additional amounts on the Notes as provided in the Preliminary Pricing Supplement
Clearing:	Euroclear / Clearstream
Governing Law:	New York

*	A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Lead Managers:	Merrill Lynch (Australia) Futures Limited Australia and New Zealand Banking Group Limited** nabSecurities, LLC
Concurrent Offering:	A$200,000,000 3.300% Senior Notes, due August 2021 The settlement of the Notes is not contingent on the settlement of the concurrent offering.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, one of the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

**	Australia and New Zealand Banking Group Limited is not a U.S. registered broker-dealer and, therefore, to the extent it intends to effect any sales of the notes in the United States, they will do so through an affiliated U.S. registered broker-dealer in accordance with applicable U.S. securities laws and regulations, and as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

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